Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2022, relating to the financial statements of Roblox Corporation and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 25, 2022